EXHIBIT 99.2


               TRANSCRIPT OF SMITH & WOLLENSKY RESTAURANT GROUP'S
                                 CONFERENCE CALL
                           THIRD QUARTER 2003 RESULTS
                                NOVEMBER 6, 2003

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                         Alan Stillman, Chairman and CEO
                      Alan Mandel, Chief Financial Officer
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ALAN STILLMAN: Instead of not making any forward-looking statements, which we normally don't do anyway, I will look back on this quarter and tell you that it has been one of the most unique quarters in the history of my restaurant business, which goes back more than 35 years.

As a general comment as a public company, my main reaction to this last quarter is one of amazement. I'm amazed on many counts, the least of which is the company's sales growth during the quarter - to say that we achieved a 17 percent increase in same store or comparable sales during this quarter is absolutely unheard of in the restaurant business. Certainly even in the retail business this would also be really something beyond what you would expect.

We are quite happy and surprised. Even against the poor sales year that we had in the years 2001 and 2002, this has really been an amazing quarter and an amazing nine months. What's more remarkable is that our New York restaurants are really not contributing to any of this increase; although, they are improving. New York sales were flat for the quarter but they seem to be picking up especially since the first six months of the year. Before, they were having negative sales trends.

Our Smith & Wollensky units outside of New York City, which we own all of, continue to perform extremely well and comparable sales were up 23.7 percent for the quarter which is again beyond remarkable. This strong sales performance continues into October as we noted in our press release. October sales in the total comparable units, which include New York City, were up 11.3 percent from a year ago.

As this is our sixteenth consecutive month of comparable unit increases, we obviously have lapped over the months from last year when sales started to improve. So the strong gains over this quarter are particularly encouraging and seem to be headed in the right direction.

On the bright side I think it's fair to say that we are at least seeing some beginnings of a revival in New York as well as improvement in the overall U. S. economy. A rebound in tourism and some business-related spending will continue to pick-up in New York City. No one can predict the future, and neither can we, so we cannot tell you when it will affect Midtown Manhattan in the same way as it has the rest of the United States. We have absolutely no idea and no way of predicting it but we're holding our own and believe it will eventually come back as New York City is the center of the restaurant world in the United States.

One of the problems that we have is that the third quarter is typically our lowest sales quarter of the year, and we have always operated at a net loss during the third quarter. We're trying to find restaurant spaces that will produce larger numbers in the third quarter. Actually, we hope that Boston will be one of them, and we hope that will get us going in a manner that will eliminate some of the third quarter losses going forward.

We're not surprised by our bottom line results. And in fact, given our sales performance we had hoped that we would have reported a somewhat narrower net loss. Alan Mandel, who is here with me today, is going to go through the various expense categories. And I think you will see that we are demonstrating some excellent progress with our expenses and the leveraging in the company is beginning to have an effect.

Unfortunately as it happened in the second quarter, and it is worse this quarter because the prices for beef have gone up to levels that are unheard of in my history and certainly in the history of us as a public company. I'll try to give


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you a flavor for what is happening to this market. The average cost of the filets that we use was up by 23 percent compared to last year. And the other beef that we use, which is all prime and all from the United States - sirloins, rib-eyes, and other cuts - were 35 percent higher.

This increase was completely unexpected to us and it is something that we have not been able to hedge. We have never hedged; although sometimes we do buy out 90 days in advance. At these prices, we're not even doing that because we don't know what territory these prices are going to go into.

We reported overall a loss of 17 cents which compares favorably with our 30 cent loss last year even after backing out the eight cent non-cash charge from last year, it still is excellent performance considering the beef prices. The rise in beef prices on a comp unit basis hurt us in the third quarter by five cents. You can all multiply that out and understand what will happen if this continues on a 12-month basis.

We have increased our prices several times during the year. And most recently, which is not in any of our numbers at this point because we did it in the last three weeks, we have increased prices approximately $2.00 through the third quarter compared to the third quarter of last year. And, we have taken in October an additional $1.10. That $1.10 will show up in the fourth quarter, as we will get about two and a half months from those price increases.

From a strategic standpoint, there were two important highlights during the third quarter. One was the signing of the lease for our new Smith & Wollensky in Boston, which we hope to have open early in the third quarter of 2004. We are very excited about this location because it is one of the most unusual restaurant locations in the United States. It is in a historic armory located at the corner of Columbus and Arlington near the Boston Common, one block from more than 2,000 hotel rooms. And it really is called the castle in Boston. It's such a distinguished looking building that that is the nickname for this particular location.

The interior layout will provide a unique dining experience. And the exterior, for those of you who are familiar with it or not, is simply remarkably stunning and very unusual. And we are extremely lucky that we are able to grab such an unusual situation in Boston. It's a very, very good neighborhood.

And it certainly is a location where higher-end restaurants have started to come in, in the last two years. Also, Boston is a city from which many thousands of people have come to the New York Smith & Wollensky over the last 25 years. So it's a city where the Smith & Wollensky name is already particularly well known because of its proximity to New York.

The other exciting thing that has happened has been our continuation of branding which we have done over the course of the last nine months in a golf related branding situation both on television and major tournaments on The Golf Channel and through all the major golf magazines with a golfer by the name of Craig Stadler who was lucky, good and smart enough to have won approximately four tournaments this year - one on the regular PGA Tour and three on the Senior Tour. We were lucky to have gotten advertising featuring him before all this occurred. And because of it, we are developing an extraordinary branding opportunity with Mr. Stadler.

We continue to look forward to our opening of our second Texas restaurant in Houston. We are opening in January instead of December because we have attempted a December opening before and the difficulty of opening any place in December with the Christmas holidays, in between Thanksgiving and Christmas, and trying to hire staff that you can really accomplish a good staff by taking them away from other people in any city is extremely difficult during the holiday season. We didn't push it back because the restaurant won't be ready. It actually will be ready before but we think that we are going to be able to hire staff currently and start the restaurant off, I believe, on the 10th of January or at least within a week of that date. That will get us open before the Super Bowl which is taking place in Houston this year. The location is superb and I think we'll have an excellent restaurant there.

So, we're going to open up Houston and Boston in 2004. And we continue to move ahead extremely cautiously. As we said in the past, we're expanding at a slower pace because of the problems that have gone on in the economy over the last two years and now especially with the cost of prime beef, and the situation with Canada, which has had a closed border. Even though we don't buy our beef from Canada (and all of the prime beef that we buy is from the United States), it has affected the overall cost of beef because if beef isn't coming in from Canada, it isn't knocking down the prices of the other beef.


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ALAN MANDEL: Our total owned restaurant sales for the quarter were approximately
$21.1 million, which is a 22.4 percent increase from a year ago or, as Alan noted, 17 percent on a comparable unit basis. The net loss for the third quarter 2003 was $1.6 million or 17 cents per share which compares favorably with our net loss a year ago of $2.8 million or 30 cents per share.

As Alan mentioned, the results included a charge in the third quarter last year and excluding that the loss per share last year would've been 23 cents. So, as Alan mentioned, we improved but not by as much as we would've like to in the quarter. The main reason for the gap between what we hoped for and what we were able to accomplish was sharply higher beef costs.

Our food costs for the quarter as a percentage of food sales in comparable restaurants, were up by 385 basis points over last year. We estimate that the increase in the cost of beef on a comparable unit basis was approximately $495,000. We believe further that the combination of those cost increases along with the incremental food costs on our growth in comparable unit sales actually exceeds the total increase in food cost dollars for the comparable units for this quarter.

That suggests to us that on all other elements of food costs we managed a modest improvement. And we have seen some decreases in prices we've paid particularly for shellfish and that contributed to the improvement. And further, our restaurant management teams have done an effective job of continuing to control costs other than beef.

We saw continued improvement in our payroll and related expenses in the third quarter. Salaries and related benefits in comparable restaurants improved by 273 basis points. As our increases in payroll spending dollars that we've spent to handle the additional volume, were at a rate significantly below the 17 percent increase in comparable unit sales. In addition, the company continues to benefit from a change to self-insurance for our health insurance which took place at the beginning of 2002 and the benefits are really starting to show in 2003.

Our operating expenses for the quarter in comparable units increased by 72 basis points. There were three main areas that were the principle causes for the change. Repairs and maintenance costs rose and this included several projects that we had planned for summer completion. We also completed the rollout of new service ware items which we began in the first quarter and continued in the second quarter and this caused an increase in our operating supply cost for the quarter. Finally, the rise in property and liability insurance costs continues to be at a greater rate than the percentage increase in our comparable owned restaurant sales. So, it hurts us on a percentage of sales basis.

In this quarter, our occupancy costs dropped sharply for the quarter down by more than 423 basis points in comparable units. The big change here is - those of you who have been on our calls before recall is that we renegotiated the lease on our Las Vegas location and we achieved a significant net reduction in our annual cash outlay for the property. However, the lease is now being treated as a capital lease.

So, our statement of operations reflects a major reduction in rent expense related to Las Vegas of approximately $515,000 for the third quarter. This is partially offset by interest expense which includes about $198,000 in this quarter that relates to the capital lease. In total, the renegotiated deal has cut our cash expenditures by approximately a million dollars on an annualized basis from the previous lease.

Looking at a couple of other expense categories on our statement of operations, marketing and promotional expenses were down by 31 basis points in comparable units. And this principally reflects the leveraging benefits of sales growth against a relatively fixed advertising budget. Income from owned restaurant operations improved by approximately $870,000 in the third quarter of 2002. Our management fee income is down this quarter by about $170,000 from a year ago. This primarily reflects lower operating cash flow at our managed New York restaurants.

We showed an improvement in general and administrative (G&A) expenses this quarter. And those totaled approximately $187,000 less than the comparable quarter of 2002, and are down by 354 basis points as a percentage of total owned restaurant sales. We've talked in past calls about leveraging effect and this is one of the principle beneficiaries of that effect. As sales grow and our G&A is relatively constant or in this case lower, you're going to see that kind of a leveraging effect.


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Net interest expense for the quarter increased by $344,000 mainly because of the
Las Vegas capital lease, which I just discussed. Looking at the net loss for the third quarter, and again excluding the $722,000 non-cash charge last year, we achieved an improvement of $487,000 compared to the third quarter of 2002.

Reviewing the nine-month period briefly, we reported total owned restaurant sales of $67.7 million. This is a 22.2 percent increase from the corresponding period last year. Year to date, comparable owned unit sales are up 12.7 percent from a year ago.

The net loss for the nine months was $1.4 million, or 14 cents per share, and that compares with a net loss a year ago of $2.6 million, or 28 cents a share. In both years, we incurred pre-opening and initial operating losses for one restaurant - Dallas this year, and Columbus last year. We estimate on a year to date basis that the effect of higher beef prices has cost us between 13 and 14 cents in earnings for the year through the third quarter - that's for nine months and does not include the effects that we can see continuing in October.

Finally, we are in the process of completing a revolving credit arrangement which will provide us with a $2.0 million availability. And we expect to finalize the agreement for that within the next two weeks.

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Question: Do you have any plans to contract beef in '04 or you know is the plan just to kind of continue floating for now?

ALAN STILLMAN: I don't think that anyone would want to go out and contract beef at prices that are up 30 to 35 percent at this point. So, the answer is no, we would not contract beef at these prices. We will consider contracting beef if prices drop down to levels that we think are comparable to where we were last year.

Question: On the comparable basis, is there any change in October? Did Columbus come into the comp base?

ALAN MANDEL: Yes, Columbus will be part of the comp base and it is in what we reported for October.

Question: Did you say you saw a $2 benefit on beef prices in the third quarter?

ALAN MANDEL: Yes, it's the effect of cumulative price increases that we've been taking throughout the year. By the time you get to September on a year to date basis we've seen a little bit over $2.00 in impact in our check average from pricing action primarily. In October, we took additional price increases that we estimate will yield approximately $1.10, again per cover. That's an estimate. People can make different choices. But if choices are similar to what we've seen in the past, we should yield about $1.10 year-over-year.

Question:   Have you seen less traffic due to the price increases in Q3?

ALAN MANDEL: We really have not seen a problem with it. In fact, covers are up year to date. And in fact, it does not seem that we're getting resistance to the pricing action that we're taking. I guess you know because there's so much press about it and people are aware of the situation and we are not something that people react to a dollar as a matter of choice. It hasn't had a negative impact at all.

Question: What are your feeling on additional pricing power if there is any and you know would you consider that in the future?

ALAN STILLMAN: Based upon the cost of beef we would not consider any further price increases in the first quarter of next year if the price of beef stays the same. We would hope that when it subsides we will be in an excellent position because I will have to tell you that in the past I have never lowered prices. But we do not intend to raise them unless beef does continue to go up further than it is currently.

ALAN MANDEL: On a year to date basis we're up by 7.6 percent in our comp units in covers. And we take that as a sign that people are aware of what's going on and they're appreciative of the service and the quality.


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ALAN STILLMAN: In spite of the price increases, we're still up almost eight percent in people coming in the door.

Question: You guys are doing an incredible job still being able to squeeze some costs out of G&A. Is it safe to assume that it stays pretty steady for the next quarter?

ALAN MANDEL: You should not anticipate changes downward of significance in the fourth quarter this year against last year - not dollars. You certainly will see the same leveraging effect assuming that we don't see something radical in sales. And you've seen October come in with a good comp unit sales increase. So, presuming the pattern stays, you'll see leveraging effects again but not huge dollar decreases.

Question:  What was the average interest rate for the quarter?

ALAN MANDEL: In the general vicinity of seven but I will get back to you with it.

Question:  Should we assume similar tax levels for the fourth quarter as well?

ALAN MANDEL: We have a large NOL and credits that are primarily related to the FICA tip tax credit. So we will not be in a tax based on income situation, at least for this year and probably for next year as well.

Question: I'm assuming that just given that the New York units are growing stronger now but were not performing as well as the rest of the units - is that what happened with the decrease in management fee income?

ALAN MANDEL: Yes. The same sales trends that are reflected in our own units in New York have been reflected throughout the year at the managed units in New York, where the concentration is, plus they've been affected by the cost of product as well. A couple of those locations are based on cash flow as well as sales. So it's sort of a double effect.

Question: Can you give me depreciation for the quarter and cap ex for the quarter?

ALAN MANDEL: Depreciation for the quarter and amortization together is about a million and fifty thousand for the quarter. And cap ex for the quarter was approximately $1.5 million.

We're in the middle of the Houston project and have started to spend monies on Boston that will add another $3.4 roughly to the cap ex for the year because we also have some small ongoing projects as we always do at existing restaurants. That would bring our total for the year in the vicinity of $9.0 or $8.9 thereabouts including a small amount that gets expended on non-depreciable assets, artwork and so forth as we open each restaurant. That ends up being part of the cap-ex.

Question: What should we be thinking about in '04 for just the full year?

ALAN MANDEL: You won't have the same level in '04 because you're looking at Houston being completed. There'll be a small amount to be paid in '04 on Houston and then the Boston project and then you'll revert back to approximately a million-eight from all existing restaurants. As the base of restaurants grows and we try to think in terms of about $100,000 per property, obviously the maintenance capital grows a little bit. So you can sort of derive a number from there. I'm not sure exactly the total because it will depend on what we spend in Boston in the fourth quarter.

Question: On the balance sheet we burned through about half of the cash in short term investments and you guys are talking about just adding the $2 million revolver. At this point then, are you comfortable with the cash liquidity?

ALAN MANDEL: We are because of the new facility. If we did not have the $2 million facility - because of the timing the way Boston will get constructed and because of the timing or the seasonality you're aware of in our business, we would have a concern about the third quarter of next year. But the Boston facility and one other piece we are working on, which is modest - will give us the ability to go through without any significant concerns. Plus you know we are cash flow positive next year.


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Question: You said New York restaurants were flat in Q3 and that you were starting to see some pick-up there. Can you give us any more color as far as October?

ALAN STILLMAN: What is going on in New York City, I believe, seems to be one of less fear and more people coming into the city. We more or less were flat in October which is a hell of a lot better than it was in the first nine months of the year. So we're trending better even though we're flat. The city itself seems to be attracting people that have more money in their pockets.

I can tell you because we're in the Plaza Hotel that the rates at the Plaza Hotel have gone up and that means that the Plaza Hotel is beginning to see better people wanting to come and therefore their rates are going up. We deal with people willing to spend between $75 and $100 for dinner per person. We need to have those people willing to spend money staying in the hotels which has just started to occur.

I can also tell you that Smith & Wollensky in New York City which is really our bell weather restaurant in October has gone up which for the first nine months of the year I believe was not true.

Question: I just wanted to make sure I had the numbers right on Las Vegas. It sounded like the lease expense was a $500,000 decrease year over year which I calculate to be about six cents. Why is the P&L going down by $500,000.

ALAN MANDEL: You're looking at just the rent expense and you've got to offset against that the increase in the interest on the cap lease. P&L basis, you've got a combination of three elements basically. You have the direct rent expense and that's down because we're no longer leasing the property.

Question:  And that's the one down by $500,000?

ALAN MANDEL: It's a combination of that and the second piece which is deferred rent which is accrued on our books and is being taken down over the five year term of the deal along with - there's further periods allowed in the deal but it's being taken down over five years. Those two are $515,000. You've got $198,000 going against it in interest inherent in the cap lease. The P&L improvement is basically $315,000 or $317,000 a quarter. And the cash improvement is about a million dollars on an annual basis.

Question: You talked about raising prices $1.10 for October 1st. Is that a whole ticket?

ALAN STILLMAN: Not the way we did it because we thought that it would be less seeable on the menu if we had the ability to raise many of our items across the board. So we took a quarter here and 50 cents and 75 cents there instead of raising beef prices $1.25.

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Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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